February 7, 2002


PERSONAL AND CONFIDENTIAL
-------------------------

Mr. Daniel W. Kiener
1793 Tragone Drive
Upper St. Clair, PA  15241

Dear Dan:

The purpose of this letter is to set forth the terms of your employment with Banta as Vice President and Chief Financial Officer reporting directly to me. This offer is contingent upon your successful completion of an employment-related physical including drug screen.

Your base salary will be $300,000 per year, with a next annual merit review in January 2003. You will participate in Banta's Economic Profit Incentive Award Plan, and be eligible for a target bonus of 50% of your base salary, subject to Banta's financial results. You will also participate in Banta's Economic Profit Long-Term Incentive Award Plan and be eligible for an annual target bonus of 25% of your base salary, payable over a three-year period. For the 2002 year, we will guarantee, on a pro rata basis, payment of a minimum of 50% of your target annual and LTIP bonuses.

Upon joining Banta, you will be granted a non-statutory option to purchase 20,000 shares of Banta common stock under Banta's 1995 Equity Incentive
Plan. This exercise price for the option will be Banta's closing price on the business day before your first day of employment. You will be eligible to participate in future option grants to executives as determined by Banta's Compensation Committee.

To provide you security in the event of a "change of control', you will be offered a three (3) year Key Executive Employment and Severance Agreement (KEESA). It is understood that prior to any "change of control", as defined in the KEESA, this employment arrangement is considered "at-will" and may be terminated either by you or by the Company at any time with or without cause.

In addition to the above, you will be entitled to participate in Banta's Pension Plan, Supplemental Pension Plan (SERP), Incentive Savings Plan, and Deferred Compensation Plan as well as the medical, dental, disability, and life insurance programs of the Corporation. You will be entitled to a company car, club membership, and financial counseling, some portion of which will be taxable income to you under present tax laws.

Mr. Daniel W. Kiener
February 7, 2002
Page Two


Banta will pay or reimburse you for all of your moving expenses, per our Executive Policy Tier I, in moving to the Menasha area. Banta will pay you a one-time relocation allowance of $25,000 - which will be grossed up - to cover other miscellaneous relocation costs. In addition, Banta is willing to purchase your home, or arrange for its purchase by a third party, at its appraised value in accordance with Banta's policy. Banta will also cover temporary living expenses in Menasha.

Dan, I am very excited and enthusiastic about the prospect of your joining Banta as our new Chief Financial Officer. This is a particularly exciting time in the history of our company, and I know you will make a terrific addition to our team, and will contribute significantly to Banta's continued growth and success.

I look forward to your positive response.

Best regards,




Donald D. Belcher
Chairman and Chief Executive Officer

DDB/yl


The foregoing is agreed to this _______ day of ____________________, 2002.





-------------------------------------
Daniel W. Kiener

February 12, 2002

                             PERSONAL & CONFIDENTIAL
                             -----------------------

              Amendment to the Offer Letter dated February 7, 2002


Mr. Daniel W. Kiener
1793 Tragone Drive
Upper St. Clair, PA  15241

Dear Dan:

As a result of your conversation with Donald D. Belcher, paragraph four (4) of your offer letter dated February 7, 2002, is amended to read as follows:

     To provide you security in the event of a "change of control", you will be offered a three (3) year Key Executive Employment and Severance Agreement (KEESA). It is understood that prior to any "change in control", as defined in the KEESA, either you or Banta may terminate your employment at any time. However, in the event that Banta should terminate your employment other than by reason of disability or for ""cause" (as defined in the KEESA) prior to a change in control, you will be entitled to a severance payment equal to one (1) year's salary and Banta will continue to provide health insurance for one (1) year.

Best Regards,



Frank W. Rudolph
Vice President Human Resources



The foregoing is agreed to this _______ day of ____________________, 2002


BY:
   --------------------------------------------------
         Daniel W. Kiener